Exhibit 12

               INTERNATIONAL MULTIFOODS CORPORATION AND SUBSIDIARIES

                 Computation of Ratio of Earnings to Fixed Charges
                                  (unaudited)

                                (in thousands)



                                    THREE MONTHS ENDED     SIX MONTHS ENDED
                                    Aug. 31,  Aug. 31,    Aug. 31,  Aug. 31,
                                       1996      1995        1996      1995
Earnings before income taxes        $ 5,707   $ 3,928     $ 4,625   $10,950
Plus: Fixed charges (1)               6,801     7,620      13,481    15,362
Less: Capitalized interest              (10)      (51)        (19)      (95)

Earnings available to cover
  fixed charges                     $12,498   $11,497     $18,087   $26,217

Ratio of earnings to fixed charges     1.84      1.51        1.34      1.71


(1) Fixed charges consisted of the following:

                                   THREE MONTHS ENDED      SIX MONTHS ENDED
                                    Aug. 31,  Aug. 31,    Aug. 31,  Aug. 31,
                                       1996      1995        1996      1995
Interest expense, gross              $4,548    $5,144     $ 8,937   $10,445
Rentals (Interest factor)             2,253     2,476       4,544     4,917
  Total fixed charges                $6,801    $7,620     $13,481   $15,362